Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors
MeaTech 3D Ltd.:

We consent to the use of our report dated April 21, 2021, with respect to the consolidated statements of financial position of MeaTech 3D Ltd. as of December 31, 2020 and 2019, the related consolidated statements of income and comprehensive loss, changes in capital (deficit), and cash flows for each of the years in the two-year period ended December 31, 2020 and for the eight-month period ended December 31, 2018, and the related notes, incorporated herein by reference.

/s/ Somekh Chaikin
Somekh Chaikin
Member Firm of KPMG International

Tel Aviv, Israel
April 21, 2021